                                                                   Exhibit 99.14


                      VSOURCE STOCKHOLDER VOTING AGREEMENT

         This Voting Agreement, effective as of June 12, 2003, (this "Agreement"), is entered into by and among TEAM America, Inc., an Ohio corporation ("TEAM"), Vsource, Inc., a Delaware corporation (the "Company"), and the stockholder of the Company whose signature appears on the signature page hereof ("Company Stockholder").

                                    RECITALS

         WHEREAS, TEAM, Beaker Acquisition Co., Inc., a Delaware corporation ("Merger Sub"), and the Company are entering into a Merger Agreement, of even date herewith (together with any amendments thereto that do not materially adversely affect the Company Stockholder, the "Merger Agreement"); and

         WHEREAS, as a condition and inducement to TEAM and Merger Sub entering into the Merger Agreement and incurring the obligations set forth therein, Company Stockholder has agreed to vote and to cause to be voted all shares of Vsource Capital Stock now owned or hereafter acquired by Company Stockholder, for and in favor of the merger of the Company with and into Merger Sub contemplated by the Merger Agreement (the "Merger"), and has agreed to the other terms and provisions contained herein.

         NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements set forth herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    AGREEMENT

         1. DEFINITIONS. Each term used herein with its initial letter capitalized and not otherwise defined shall have the meaning assigned to such term in the Merger Agreement. The following terms shall have the respective meanings set forth below:

              (a) "Disposition" shall mean any sale, exchange, assignment, gift, pledge, mortgage, hypothecation, transfer or other disposition or encumbrance of all or any part of the rights and incidents of ownership of Vsource Capital Stock, including the right to vote, and the right to possession of Vsource Capital Stock as collateral for indebtedness, whether such transfer is outright or conditional, or for or without consideration.

              (b) "Term" shall mean the period commencing on the date hereof and continuing until the first to occur of (i) the Effective Time of the Merger, or (ii) the termination of the Merger Agreement in accordance with its terms.

         2. VOTING OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Vsource Capital Stock, however called, or in connection with any written consent of the holders of Vsource Capital Stock, Company


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Stockholder will appear at the meeting or otherwise cause the shares of Vsource
Capital Stock now owned or hereafter acquired by Company Stockholder (the "Company Shares") to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Company Shares (a) in favor of the adoption of the Merger Agreement and the approval of all actions contemplated by the Merger Agreement and this Agreement, including all of the Vsource Proposals, and any actions required in furtherance thereof and hereof, (b) against any Acquisition Proposal and against any action or agreement that would impair the ability of the Company to consummate the Merger,
(c) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (d) against any action involving the Company or its subsidiaries that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the transactions contemplated by the Merger Agreement. Company Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

         Solely with respect to the matters described in this Section, for so long as this Agreement has not been terminated pursuant to its terms, Company Stockholder hereby irrevocably appoints TEAM as his, her or its proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the Delaware General Corporation Law) to vote all Company Shares solely on the matters described in this Section, and in accordance therewith. Company Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement.

         3. CONDITIONS TO OBLIGATIONS OF COMPANY STOCKHOLDER. The obligations of Company Stockholder as set forth in Section 2 above shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Company Stockholder, in writing, exclusively by Company Stockholder:

              (a) The TEAM Recap Agreement shall have been entered into by and among TEAM and certain of its shareholders substantially in accordance with the terms of the TEAM MOU.

              (b) TEAM shall have entered into the Financing Agreements with its lenders substantially in accordance with the terms of the Bank Term Sheet.

         4. RESTRICTION ON DISPOSITION OF VSOURCE CAPITAL STOCK. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not make, offer to make, agree to make, or suffer any Disposition of his, her or its Company Shares or any interest therein. The restrictions contained in this
Section 4 shall not apply to (a) a Disposition under Company Stockholder's will or pursuant to the laws of descent and distribution, or (b) a gift by Company Stockholder to an immediate family member (i.e., a spouse, child, parent, grandparent or sibling) or a family trust for the benefit of immediate family member(s) so long as, in each case, the transferee(s) deliver to TEAM and Merger Sub an executed written instrument agreeing to be bound by the term of this Agreement as if such transferee(s) were Company Stockholder.


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

         5. RESTRICTION PROXIES AND NON-INTERFERENCE. Company Stockholder hereby agrees that, during the Term, Company Stockholder will not (i) grant any proxies or powers of attorney that would permit any such proxy or attorney-in-fact to take any action inconsistent herewith, (ii) deposit his, her or its Company Shares into a voting trust or enter into a voting agreement with respect to such Company Shares in either case providing for the voting or consenting of such shares in a manner inconsistent herewith; or (iii) take any action that would make any representation or warranty of Company Stockholder contained herein untrue or incorrect or would result in a breach by Company Stockholder of its obligations under this Agreement. Company Stockholder further agrees not to enter into any agreement or understanding with any person, the effect of which would be inconsistent with or violative of any provision contained in this Agreement.

         6. COVENANTS, REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDER. Company Stockholder hereby represents and warrants to, and agrees with, TEAM and Merger Sub as follows:

              (a) OWNERSHIP OF SHARES. Company Stockholder is the sole record and beneficial owner of that number of shares of Vsource Capital Stock set forth next to Company Stockholder's name on SCHEDULE I attached hereto (other than to the extent that (i) shares held by an entity may be deemed to be beneficially owned by certain persons in control of such entity and (ii) all or a portion of Company Stockholder's shares may be held by a broker in street name). On the date hereof, such Company Shares constitute all of the shares of Vsource Capital Stock owned of record or beneficially by Company Stockholder and all of the shares of Vsource Capital Stock that the Company Stockholder has the right to vote, either directly or indirectly. Company Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in this Agreement, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Company Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

              (b) AUTHORIZATION. Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority (corporate or otherwise) and full legal right to execute and deliver this Agreement and perform its obligations hereunder. Company Stockholder (if a natural person) has the requisite legal capacity and competency, and the full legal right to execute and deliver this Agreement and perform his or her obligations hereunder. This Agreement has been duly and validly executed and delivered by Company Stockholder and constitutes a valid and binding agreement enforceable against Company Stockholder in accordance with its terms except (i) as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights, and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

              (c) NO CONFLICTS. Except for filings, authorizations, consents and approvals as may be required under the Securities Act and the Exchange Act, (i) no filing


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         with, and no permit, authorization, consent or approval of, any state or federal governmental authority, or any other person, is necessary for the execution of this Agreement by Company Stockholder and the consummation by Company Stockholder of the transactions contemplated hereby, and (ii) none of the execution and delivery of this Agreement by Company Stockholder, the consummation by Company Stockholder of the transactions contemplated hereby or compliance by Company Stockholder with any of the provisions hereof will (A) conflict with or result in any breach of the organizational documents of Company Stockholder (if not a natural person), (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Company Stockholder is a party or by which Company Stockholder or any of his, her or its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, statute, role or regulation applicable to Company Stockholder or any of his, her or its properties or assets.

              (d) NO ENCUMBRANCES. Company Stockholder owns his, her or its Company Shares free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever, except for (i) any such matters arising hereunder and (ii) bona fide pledges of such shares as security for obligations owed to the Company; provided, however, in the event that the Company acquires any interest in all or any of such shares, including, without limitation, legal or beneficial ownership thereof or any voting rights with respect thereto, whether through foreclosure or otherwise, the Company hereby agrees to be bound by the terms of this Agreement with respect to such shares as if it were the Company Stockholder.

              (e) RELIANCE BY VSOURCE, TEAM AND MERGER SUB. Company Stockholder understands and acknowledges that Vsource, TEAM and Merger Sub are entering into the Merger Agreement in reliance upon Company Stockholder's execution and delivery of, and compliance with, this Agreement.

              (f) STOCKHOLDER CAPACITY. If Company Stockholder is or becomes during the Term a director of the Company, Company Stockholder makes any agreement or understanding herein in his or her capacity as a stockholder of the Company and not as a director.

              (g) QUALIFYING SALE. If Company Stockholder is a holder of the Company's Series 4-A Convertible Preferred Stock, Company Stockholder acknowledges and agrees that the Merger shall be deemed to be a "Qualifying Sale," as that term is defined and used in the Certificate of Designation applicable to the Series 4-A Stock (the "Series 4-A Certificate") and the related warrants and other agreements (the "Series 4-A Documents"), and that, therefore, the related Stockholder's Agreement and all other rights and obligations under the terms of the Series 4-A Documents that are intended to terminate upon the occurrence of a Qualifying Sale on a Liquidity Date (as that term is defined and used in the Series 4-A Certificate) shall be terminated at the Effective Time.


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
         7. TERMINATION. This Agreement will terminate upon the earlier of (a) the Effective Time of the Merger, or (b) the termination of the Merger Agreement in accordance with its terms.

         8. MISCELLANEOUS.

              (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

              (b) CERTAIN EVENTS. Company Stockholder agrees that this Agreement and the obligations hereunder shall attach to his, her or its Company Shares and shall be binding upon any person to which legal or beneficial ownership of such Company Shares shall pass, whether by operation of law or otherwise, including, without limitation, Company Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Company Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

              (c) CHANGE IN VSOURCE CAPITAL STOCK. In the event of a stock dividend or distribution, or any change in the Vsource Capital Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Company Shares" shall be deemed to refer to and include the Company Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Company Shares may be changed or exchanged.

              (d) ACQUISITION OF ADDITIONAL COMPANY SHARES. Company Stockholder agrees to promptly notify TEAM and Vsource of the number of shares of Vsource Capital Stock acquired by Company Stockholder, if any, after the date of this Agreement.

              (e) WAIVER OF APPRAISAL RIGHTS. Company Stockholder hereby waives, releases and discharges any rights of appraisal or rights to dissent from the Merger that Company Stockholder may have.

              (f) ASSIGNMENTS; RIGHTS OF ASSIGNEES; THIRD PARTY BENEFICIARIES. This Agreement shall not be assignable by Company Stockholder without the prior written consent of TEAM and Vsource. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

              (g) SPECIFIC PERFORMANCE. The parties hereto acknowledge that money damages are an inadequate remedy for breach of this Agreement because of the


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         difficulty of ascertaining the amount of damage that will be suffered by the non-breaching party or parties in the event that this Agreement is breached. Therefore, each of the parties agrees that the non-breaching party or parties may obtain specific performance of this Agreement and injunctive and other equitable relief against any breach hereof, without the necessity of establishing irreparable harm or posting any bond, in addition to any other remedy to which such party may be entitled at law or in equity.

              (h) WAIVER. No waiver of any provision of this Agreement shall be effective unless it is in writing signed by the party granting the waiver, and a waiver by any party hereto of any one or more defaults shall not operate as a waiver of any future default or defaults, whether of a like or of a different character. No waiver of any of the provisions of this Agreement shall constitute waiver of any other provisions (whether or not similar), nor shall such a waiver constitute a continuing waiver, unless otherwise expressly provided.

              (i) SECTION HEADINGS. Headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend the scope or intent of this Agreement or any provisions thereof.

              (j) CHOICE OF LAW. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed in such State. Each party hereto (i) agrees to submit to personal jurisdiction and to waive any objection as to venue in the state or federal courts located in Cook County, Illinois, (ii) agrees that any action or proceeding shall be brought exclusively in such court, and (iii) agrees that service of process on any party in any such action shall be effective if made by registered or certified mail addressed to such party at the address specified herein, or to any panics hereto at such other addresses as he, she or it may from time to time specify to the other parties in writing for such purpose. The exclusive choice of forum set forth in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in such forum or the taking of any action under this Agreement to enforce such judgment in any appropriate jurisdiction.

              (k) NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class mail postage prepaid), or overnight express courier (charges prepaid or billed to the account of the sender) to the parties at the following addresses or facsimile numbers:

              If to TEAM or Merger Sub, to:

                   TEAM America, Inc.
                   100 East Campus View Blvd., Suite 170
                   Columbus, Ohio 43235
                   Attn: General Counsel
                   Fax:  (866) 789-8962


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

              With a copy to:

                   Michael E. Kernan
                   McGuireWoods LLP
                   77 West Wacker Drive
                   Suite 4400
                   Chicago, Illinois 60601
                   Fax:  (312) 849-8223

              If to Company Stockholder:

                   At his, her or its address set forth on the signature page hereto or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith.

              If to Vsource:

                   Vsource, Inc.
                   16875 West Bernardo Drive, Suite 250
                   San Diego, California 92127
                   Attn: General Counsel
                   Fax: (858) 618-5904

              With a copy to:

                   Brooks Gruemmer
                   McDermott, Will & Emery
                   227 West Monroe Street
                   Chicago, Illinois  60606
                   Fax: (312) 984-7700

              (l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

              (m) SEVERABILITY OF PROVISIONS. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall not in any way be affected, impaired or invalidated.

         9. EFFECTIVENESS. This Agreement shall become effective simultaneously with the execution and delivery of the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first set forth above.


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

                                        TEAM AMERICA, INC.


                                        By:
                                            ------------------------------------
                                            Its:
                                                 -------------------------------


                                        VSOURCE, INC.


                                        By:
                                            ------------------------------------
                                            Its:
                                                 -------------------------------


                                        ASIA INTERNET INVESTMENT GROUP I, LLC,
                                        A DELAWARE LIMITED LIABILITY COMPANY
                                        ("AIIG")


                                        By: I. Steven Edelson
                                            ------------------------------------
                                            Its:
                                                 -------------------------------
                                                 Address: 1372 Shermer Road
                                                          Northbrook, IL 60062
                                                          USA




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                                   SCHEDULE I

          STOCKHOLDER                                   HOLDINGS
---------------------------------         --------------------------------------
             AIIG                         17,439 COMMON 401 SERIES 4-A PREFERRED









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